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                                                                    EXHIBIT 2.2


                             SUPPLEMENTAL AGREEMENT

     THIS SUPPLEMENTAL AGREEMENT (this "Agreement") is made as of March 11, 1999, between OAK HILL FINANCIAL, INC., an Ohio corporation ("Oak Hill Financial"), and TOWNE FINANCIAL CORPORATION, an Ohio corporation ("Towne Financial").


                                    RECITALS

     A. Oak Hill Financial, Inc. is a registered bank holding company under the Bank Holding Company Act of 1956, as amended. Oak Hill Banks ("Oak Hill Banks"), a banking corporation chartered under the law of Ohio, is a wholly owned subsidiary of Oak Hill Financial.

     B. Towne Financial is an Ohio corporation. Blue Ash Building & Loan Company ("Blue Ash"), a building and loan association chartered under the law of Ohio, is a wholly owned subsidiary of Towne Financial.

     C. Concurrently with the execution and delivery of this Agreement, Oak Hill Financial and Towne Financial are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides for the merger of Towne Financial into Oak Hill Financial in accordance with the terms and conditions contained in the Merger Agreement and in this Agreement (the "Merger").

     D. The parties hereto desire to enter into this Agreement for the purpose of setting forth certain representations, warranties, and covenants made by each party as an inducement to the other parties to execute and deliver the Merger Agreement and to consummate the Merger and to set forth certain additional terms and conditions applicable to the Merger.

     E. The Merger is intended to be a tax-free merger of Town Financial with and into Oak Hill Financial pursuant to section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended.


                                    AGREEMENT

     In consideration of the foregoing and of the mutual promises contained herein, the parties agree as follows:

SECTION 1. DEFINITIONS

     1.01 DEFINITIONS CONTAINED ELSEWHERE IN THIS AGREEMENT. For the purposes of this Agreement, the following terms shall have the meanings assigned to them in the preamble and Recitals of this Agreement:

           (a) this "Agreement";

           (b) "Towne Financial";

           (c) "Oak Hill Banks";

           (d) "Oak Hill Financial";

           (e) the "Merger"; and

           (f) the "Merger Agreement".
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     1.02  DEFINITIONS CONTAINED IN THE MERGER AGREEMENT. For the purposes of this Agreement, the following terms shall have the meanings assigned to them in the Merger Agreement:

           (a) the "Effective Date";

           (b) the "Effective Time";

           (c) the "Exchange Agent";

           (d) the "Dissenters' Rights Law";

           (e) "Towne Financial Common";

           (f) "Dissenting Share"; and

           (g) "Oak Hill Financial Common".

     1.03 OTHER DEFINITIONS. For the purposes of this Agreement, certain other terms shall be defined as follows:

           (a) the "Accord" means the Legal Opinion Accord of the American Bar Association Section of Business Law (1991);

           (b) an "Acquisition Proposal" means an inquiry received from, or an offer or proposal made by or on behalf of, any other corporation, firm, association, person, or other entity relating to (i) the possible acquisition of more than 25 percent of the shares of the capital stock of Towne Financial, including, but not limited to, an exchange or tender offer therefor, (ii) the possible acquisition of a majority of the assets of Towne Financial, (iii) a merger or consolidation involving Towne Financial, other than a transaction in which Towne Financial will be the owner of all of the stock of the surviving corporation following the transaction, or (iv) a merger or consolidation involving Towne Financial, other than a transaction in which Towne Financial will be the surviving corporation and the current shareholders of Towne Financial will be the owners of a majority of the stock of the surviving corporation following the transaction;

           (c) an "Affiliate" of a party means a director, officer, employee, agent, or adviser of such party;

           (d) the "Audited Financial Statements" mean the consolidated financial statements of Towne Financial, consisting of balance sheets as of June 30, 1998, and statements of income, cash flows, and changes in shareholder's equity for the fiscal years ended June 30, 1998, with the report thereon of Grant Thornton LLP, certified public accountants;

           (e) "Average Closing Price" shall mean the average of the daily average of the closing bid and asked prices of Oak Hill Financial Common as reported on the Nasdaq National Market System (as reported in a mutually agreed upon authoritative source) for the twenty most recent full trading days in which such shares are traded on the Nasdaq National Market System ending at the closing of trading on the date three trading days prior to the Closing Date.

           (f) "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended;

           (g) the "Code" means the Internal Revenue Code of 1986;

           (h) "CRA" means the Community Reinvestment Act of 1977, as amended;



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           (i) "Confidential Information" of or relating to a party means any and all information received from or on behalf of such party or their Affiliates concerning the Merger, the terms of this Agreement or the Merger Agreement, or the assets, business, operations, or financial condition of such party or their Affiliates, unless and to the extent that any such information is in the public domain;

           (j) the "Division of Financial Institutions " means the Division of Financial Institutions, Ohio Department of Commerce;

           (k) "Employee Benefit Plans" means any and all "employee benefit plans" or "welfare benefit plans" as defined in ERISA;

           (l) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended;

           (m) "Environmental Law" means CERCLA, the Resource Conservation and Recovery Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Federal Water Pollution Control Act, the Clean Water Act, the Clean Air Act, regulations promulgated thereunder, and any other federal, state, county, municipal, local, foreign, provincial, or other statute, law, ordinance, or regulation which may relate to or deal with human health or the environment, all as may be amended from time to time;

           (n) "FDIC" means the Federal Deposit Insurance Corporation;

           (o) the "Federal Reserve Board" means the Board of Governors of the Federal Reserve System, or its delegate;

           (p) "Hazardous Substances" means (i) any "hazardous substance" as defined in Section 101(14) of CERCLA or regulations promulgated thereunder;
(ii) any "solid waste," "hazardous waste," or "infectious waste," as such terms are defined in any other Environmental Law; (iii) asbestos, urea-formaldehyde, polychlorinated biphenyls (PCBs), nuclear fuel or material, chemical waste, radioactive material, explosives, known carcinogens, petroleum products and by-products, and other dangerous, toxic, or hazardous pollutants, contaminants, chemicals, materials, or substances listed or identified in, or regulated by, any Environmental Law; and (iv) any other substances or materials which are classified or considered to be hazardous or toxic under any Environmental Law;

           (q) the "1934 Act" means the Securities Exchange Act of 1934, as amended;

           (r) the "1933 Act" means the Securities Act of 1933, as amended;

           (s) "Knowledge" as used herein shall mean those facts that are known or should reasonably have been known after due inquiry by the President, or any Senior or Executive Vice President of any party hereto;

           (t) the "Oak Hill Disclosure Memorandum" means a certain Disclosure Memorandum, which is to be delivered by Oak Hill Financial to Towne Financial within forty-five (45) days after the date of this Agreement, as the same has been amended and supplemented through the date of this Agreement, and as the same may subsequently be amended prior to the Effective Date;

           (u) "Oak Hill Financial Stock Option Plan" means the Oak Hill Financial 1995 Stock Option Plan as presently existing or hereafter amended;

           (v) a "Principal Shareholder" of a party means a person who owns five percent or more of the outstanding shares of any class of the capital stock of such party;

           (w) the "Real Property" means any and all real property owned or leased by Towne Financial or Blue Ash, as appropriate, as of the date of this Agreement or acquired at any time after the date of this Agreement and prior to the Effective Time, together with any and all improvements thereon;

           (x) the "Registration Statement" means the registration statement on the appropriate form filed or to be filed by Oak Hill Financial with the SEC under the provisions of the 1933 Act for the purpose of registering



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the shares of Oak Hill Financial Common to be issued by Oak Hill Financial pursuant to the terms of the Merger Agreement, including, but not limited to, the prospectus and proxy statement to be included therein as a part thereof;

           (y) "SAIF" means the Savings Association Insurance Fund of the FDIC;

           (z) the "SEC" means the Securities and Exchange Commission;

           (aa) "Starting Date" shall mean the date of this Agreement;

           (bb) "Starting Price" shall mean the average of the daily average of bid and asked closing prices of Oak Hill Financial Common as reported on the Nasdaq National Market System (as reported in a mutually agreed upon authoritative source) for the twenty most recent full trading days in which such shares are traded on the Nasdaq National Market System ending on the day before the Starting Date;

           (cc) "Tax" or "Taxes shall mean any federal, state, county, local, or foreign income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupancy, and other taxes assessments, charges, fares, or impositions, including interest, penalties, and additions imposed thereon or with respect thereto.

           (dd) the "Towne Disclosure Memorandum" means a certain Disclosure Memorandum, to be delivered by Towne Financial to Oak Hill Financial within forty-five (45) days after the date of this Agreement, as the same has been amended and supplemented through the date of this Agreement, and as the same may subsequently be amended prior to the Effective Date; and

           (ee) an "Unsolicited Acquisition Proposal" means a written Acquisition Proposal that is received by Towne Financial or made public by or on behalf of the proponent of such Acquisition Proposal without any solicitation of such proposal by any director, officer, employee, agent, or other person acting on behalf of Towne Financial.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF TOWNE FINANCIAL

     Towne Financial represents and warrants to Oak Hill Financial that, except as set forth in the Towne Disclosure Memorandum:

     2.01 ORGANIZATION AND AUTHORITY. Towne Financial is a unitary savings and loan holding company duly organized, validly existing, and in good standing under the laws of the State of Ohio, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and, subject to the approval of its shareholders, and to the filing of all requisite regulatory applications and notices and the receipt of all requisite regulatory approvals, to enter into and carry out its obligations under this Agreement and under the Merger Agreement.

     2.02 CAPITALIZATION. The authorized capital stock of Towne Financial consists of 2,250,000 shares of Towne Financial Common, of which 222,100 shares were issued and outstanding as of the date of this Agreement. All of the outstanding shares of Towne Financial Common are duly and validly authorized, issued, and outstanding and are fully paid and nonassessable. There are no existing options, warrants, or commitments of any kind which might require the issuance by Towne Financial of any additional shares of Towne Financial Common or other equity securities of Towne Financial, except, the Warrants, the Towne 1997 Stock Option Plan and the Towne 1992 Stock Option Plan. The Disclosure Memorandum includes a true and correct copy of each of Towne's Stock Option Plans and a list of all option holders under such plans, the number of shares subject to options held by each, the exercise price or prices of such options, and the dates each option was granted, becomes exercisable, and terminates.

     2.03 SUBSIDIARIES. The Towne Disclosure Memorandum lists all corporations in which Towne Financial owns, directly or indirectly, five percent or more of any class of capital stock as of the date of this Agreement, and indicates, with respect to the equity securities of each such corporation as of such date, the number of shares of each class authorized, the number of shares outstanding, and the number of shares owned or controlled directly or



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indirectly by Towne Financial. Towne Financial owns all of the capital stock of
Blue Ash. Other than Blue Ash, Towne Financial does not own, directly or indirectly, more than fifty percent (50%) of the capital stock of any other corporation. Other than the Warrants, the Towne 1997 Stock Option Plan and the Towne 1992 Stock Option Plan, there are no options, contracts, commitments, understandings, or arrangements by which Towne Financial is bound to issue additional shares of its equity securities. All of the shares of the capital stock of Blue Ash held by Towne Financial are duly and validly authorized, issued, and outstanding, fully paid and nonassessable, and owned by Towne Financial free and clear of any claim, lien, encumbrance, or agreement with respect thereto. Blue Ash is a state building and loan association duly organized, validly existing, and in good standing under the laws of Ohio, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to so qualified, and has the corporate power and authority, as well as any and all necessary governmental authorization to own its properties and assets and to carry on its business as it is presently being conducted. Blue Ash is a member of the Federal Home Loan Bank System and its deposits are insured up to the applicable limits by the SAIF.

     2.04 DIRECTORS, OFFICERS, AND PRINCIPAL SHAREHOLDERS. The Towne Disclosure Memorandum contains a true and complete list of all directors, executive officers, and Principal Shareholders of Towne Financial and Blue Ash.

     2.05 AUTHORIZATION. The execution, delivery, and performance of this Agreement and the Merger Agreement by Towne Financial, and the consummation of the transactions contemplated hereby and thereby have been duly approved by the Board of Directors of Towne Financial, subject to the adoption of the Merger Agreement and this Agreement by the shareholders of Towne Financial; and subject to the adoption of the Merger Agreement and this Agreement by the shareholders of Oak Hill Financial, and subject to applicable regulatory approvals for both Oak Hill Financial and Towne Financial, and the expiration of waiting periods, if any.

     2.06 ABSENCE OF DEFAULTS. Neither the execution and delivery of this Agreement or the Merger Agreement, nor the consummation of the Merger, nor compliance by Towne Financial with any provisions hereof or thereof will conflict with or result in a breach of any provisions of the articles or certificate of incorporation, regulations, bylaws, or other charter documents of Towne Financial or Blue Ash or result in a material breach or termination of, or accelerate the performance required by, any note, bond, mortgage, lease, agreement, or other instrument to which Towne Financial or Blue Ash is a party or by which Towne Financial or Blue Ash may be bound.

     2.07 FINANCIAL STATEMENTS. Towne Financial has delivered the Audited Financial Statements to Oak Hill Financial. The Audited Financial Statements fairly present the financial position, results of operations, and cash flows of Towne Financial at the dates shown and for the periods indicated in conformity with generally accepted accounting principles applied on a consistent basis. There are no obligations or liabilities, whether absolute, accrued, or contingent (including, without limiting the generality of the foregoing, liabilities for taxes), of Towne Financial or Blue Ash which are required in conformity with generally accepted accounting principles to be reflected or disclosed in the Audited Financial Statements which have not been or will not be so reflected or disclosed.

     2.08  TITLE TO PROPERTIES.

           (a) The Towne Disclosure Memorandum sets forth a complete and correct list of all of the Real Property. Towne Financial or Blue Ash have good and marketable title to all of the Real Property listed as owned by it in the Towne Disclosure Memorandum and valid leasehold interests in all of the Real Property listed as leased by it in the Towne Disclosure Memorandum, free and clear of any liens and encumbrances except taxes and assessments not delinquent and utility and other easements that do not interfere with the use of the property for the business being conducted thereon. The Real Property and the present use thereof do not violate any local zoning or similar land use laws, any governmental regulations, or any restrictive covenants. To the Knowledge of Towne Financial or Blue Ash, after reasonable investigation, (i) the Real Property and the use thereof by Towne Financial or Blue Ash do not encroach upon any property owned by any other person, and (ii) no property owned by any other person encroaches upon any of the Real Property.

           (b) Complete and correct copies of all deeds and leases relating to the Real Property are included in the Towne Disclosure Memorandum.



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           (c) Each item of the personal property owned by Towne Financial or
Blue Ash, including without limitation all contractual rights and assets reflected in the Audited Financial Statements or acquired after December 31, 1998 (except for assets sold or otherwise disposed of in the ordinary course of business since such date or assets which, either individually or in the aggregate, are not material to the operations or financial condition of Towne Financial or Blue Ash), is owned by Towne Financial or Blue Ash, free and clear of any lien or encumbrance, except for assets securing loans from the Federal Home Loan Bank of Cincinnati and assets pledged for public deposits, if any.

     2.09 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against on the Audited Financial Statements, Towne Financial and Blue Ash have no liabilities, whether absolute, accrued, contingent, or otherwise, due or to become due, including without limitation any liabilities as guarantor under any guaranty or liabilities for taxes, except liabilities and taxes incurred in the ordinary course of business, which have had or will have a material adverse effect on the business, financial condition, or results of operations of Towne Financial or Blue Ash.

     2.10 ABSENCE OF CERTAIN CHANGES. Since December 31, 1998, neither Towne Financial nor Blue Ash has:

           (a) made or permitted to be made any changes in its capital or corporate structure, certificate or articles of incorporation, regulations, bylaws, or other charter documents;

           (b) merged with any other corporation or bank, or permitted any other corporation or bank to merge into or consolidate with either of them; acquired control over any other firm, bank, corporation, or organization; or created any subsidiaries;

           (c) issued, sold, delivered, or agreed to issue, sell, or deliver any additional shares of its capital stock or any options, warrants, or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock, except for capital stock issued pursuant to the exercise of stock options previously issued, in accordance with their respective terms;

           (d) purchased, sold, transferred, or otherwise acquired or disposed of, or agreed to purchase, sell, transfer, acquire, or dispose of, any capital stock or other securities of any kind, or options or other rights to acquire any such securities, of any other entity (including, but not limited to, any such transactions involving Towne Financial or Blue Ash with respect to the capital stock or other securities), other than in the ordinary course of business;

           (e) incurred any indebtedness, obligations, or liabilities, whether absolute, accrued, contingent, or otherwise, including, without limitation, liabilities as guarantor under any guaranty, other than indebtedness, obligations, and liabilities incurred in the ordinary course of its business or incurred under the contracts and commitments referred to in Section 2.18 hereof;

           (f) issued as borrower any promissory notes, guarantees, or other evidences of indebtedness, other than in the ordinary course of business;

           (g) forgiven or cancelled any indebtedness or contractual obligation, other than in the ordinary course of business;

           (h) mortgaged, pledged, or subjected to any lien or lease any of its assets, tangible or intangible, or permitted or suffered any such asset to be subjected to any lien or lease, other than in the ordinary course of business;

           (i) purchased, sold, transferred, liquidated, or otherwise acquired or disposed of any assets or properties, or entered into any contract for any such purchase, sale, transfer, liquidation, acquisition, or disposition, other than in the ordinary course of business;



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           (j) entered into any lease of real or personal property, other than in the ordinary course of business;

           (k) declared, paid, made, or set apart any sum or property for, any dividend or other distribution, or otherwise paid or transferred any funds or property to its shareholders, except for a dividend plan as follows: $.12 per share, record date March 12, 1999, payable March 30, 1999;

           (l) increased the wages, salaries, compensation, pension or other fringe benefits, or perquisites payable to any executive officer by more than approximately five percent of the amount thereof in effect as of December 31, 1998, or granted any severance or termination pay, or entered into any contract to make or grant any severance or termination pay, or entered into any employment or consulting contract which is not terminable by Towne Financial or Blue Ash, without cause and without penalty, upon notice of 30 days or less;

           (m) made any loans or loan commitments, other than in the ordinary course of business, to any director, officer, or Principal Shareholder (or any person or business entity controlled by or affiliated with such director, officer, or Principal Shareholder);

           (n) modified, altered, amended, terminated, or withdrawn from participation in any Employee Benefit Plan or any other plan or benefit provided to one or more employees, or paid or distributed any sum from any such plan except to participants in the ordinary course of the operation of the plan, or made any payment or contribution to any such plan except as required by the terms of such plan or consistent with past practices, but, in any event, not to exceed eight percent (8%) of eligible salaries, in the aggregate, on an annual basis. For the purpose of this section the distribution immediately prior to the Closing of bonuses accrued during calendar year 1999 shall be considered to be in the ordinary course of operation of the bonus plan, provided such accruals shall have been made in accordance with terms of the plan and the prior practice of Towne Financial and Blue Ash;

           (o) entered into any transaction involving the expenditure of more than $50,000, other than in the ordinary course of business, except pursuant to and in accordance with the terms of the contracts and commitments referred to in
Section 2.18 hereof;

           (p) adopted any change in any accounting policy or method;

           (q) revalued any asset or adjusted any reserve other than in the ordinary course of business;

           (r) failed to keep in full force and effect insurance and bonds at least equal in amount and scope of coverage to the insurance and bonds carried on December 31, 1998;

           (s) suffered any material adverse change in its business, financial condition, income, assets, or liabilities;

           (t) suffered any damage, destruction, or loss (whether or not covered by insurance) which has had a material adverse effect, in any case or in the aggregate, on its business, financial condition, operations, projects, properties, or assets;

           (u) suffered any strike, work stoppage, slow-down, or other labor disturbance; or

           (v) suffered any loss of employees or customers which has had a material adverse effect on its business, operations, or prospects.

     2.11 TAXES. Towne Financial and Blue Ash have filed or caused to be filed all federal and other Tax returns which are required to be filed and have paid or made provision for payment of all Taxes shown as due on such returns. No deficiencies for any Tax, assessment, or governmental charge have been proposed, asserted, or assessed against Towne Financial or Blue Ash that have not been settled and paid. The Tax returns of Towne Financial or Blue Ash have not been examined by the Internal Revenue Service for any of the six years preceding the date of this Agreement and the statute of limitations has not been extended for any Tax year.



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     2.12  LABOR MATTERS. Neither Towne Financial nor Blue Ash is a party to any collective bargaining or other union agreement with any of its employees, or is involved in any labor dispute.

     2.13 LITIGATION. There is no action, suit, proceeding, or claim by any governmental agency or other person or entity nor any investigation by any governmental agency pending or, to the Knowledge of Towne Financial or Blue Ash, threatened against (i) Towne Financial or Blue Ash, (ii) the assets, business, or goodwill of Towne Financial or Blue Ash, or (iii) any director, officer, or Principal Shareholder of Towne Financial, in relation to the business of Towne Financial or Blue Ash or any such person's capacity as a director, officer, or Principal Shareholder of Towne Financial or Blue Ash. Neither Towne Financial nor Blue Ash knows of no basis or grounds for any such action, suit, proceeding, claim, or investigation. Neither Towne Financial nor Blue Ash is subject to any supervisory agreement, consent order or decree, cease and desist order, or other restriction on the business or assets of Towne Financial or Blue Ash.

     2.14  ENVIRONMENTAL MATTERS.

           (a) To the Knowledge of Towne Financial or Blue Ash, Towne Financial and Blue Ash are and have been at all times in substantial compliance with all applicable Environmental Laws and neither Towne Financial nor Blue Ash have engaged in any activity resulting in a material violation of any applicable Environmental Law. No orders, hearings, actions, or other proceedings by or before any court or governmental agency in which Towne Financial or Blue Ash is a party are pending or, to the Knowledge of Towne Financial or Blue Ash, threatened in connection with any alleged violation of any applicable Environmental Law (i) by Towne Financial or Blue Ash or (ii) in relation to any part of the Real Property and neither Towne Financial nor Blue Ash has Knowledge of any investigations or inquiries with respect to any such alleged violation. No claims have been made or, to the Knowledge of Towne Financial or Blue Ash, threatened at any time by any third party against Towne Financial or Blue Ash relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Substance. To the Knowledge of Towne Financial or Blue Ash, neither Towne Financial nor Blue Ash has caused or permitted any Hazardous Substance to be integrated into the Real Property or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the Real Property. None of the Real Property has been used by Towne Financial or Blue Ash for the storage or disposal of Hazardous Substances nor to the Knowledge of Towne Financial or Blue Ash, is any of the Real Property contaminated by any Hazardous Substance. To the Knowledge of Towne Financial or Blue Ash, none of the Real Property has in the past contained or presently contains any underground storage tanks. To the Knowledge of Towne Financial or Blue Ash, neither Towne Financial nor Blue Ash has interest, direct or indirect, in any property owned by a third party which has been contaminated by Hazardous Substances (excluding any property as to which the sole interest of Towne Financial or Blue Ash is that of a lien holder or mortgagee, but including any property as to which title has been taken by Towne Financial or Blue Ash pursuant to mortgage foreclosure or similar proceeding and any property as to which Towne Financial or Blue Ash has participated in the financial management to a degree sufficient to influence the property's treatment of Hazardous Substances).

           (b) To the Knowledge of Towne Financial or Blue Ash, the representations set forth in paragraph (a) above are also true and correct in relation to any and all real property owned or leased by it at any time prior to the date of this Agreement, together with any improvements located thereon.

     2.15 COMMUNITY REINVESTMENT ACT COMPLIANCE. Towne Financial and Blue Ash are in compliance with the applicable provisions of the CRA and the regulations promulgated thereunder, and has received a CRA rating of satisfactory or better from the Office of Thrift Supervision. Towne Financial and Blue Ash know of no fact or circumstance or set of facts or circumstances which would cause them to fail to comply with such provisions or to cause the CRA rating of Blue Ash to fall below satisfactory.

     2.16 COMPLIANCE WITH LAWS. Towne Financial and Blue Ash hold all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, all governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently conducted. To the Knowledge of Towne Financial and Blue Ash, Towne Financial and Blue Ash have conducted its businesses so as to comply in all material respects with all applicable statutes, regulations, rules, and orders.



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     2.17  INFORMATION PROVIDED BY TOWNE FINANCIAL AND BLUE ASH. None of the
information supplied or to be supplied by Towne Financial and Blue Ash for inclusion in the Registration Statement, the application for approval, or any other document to be filed with the Federal Reserve Board, the Division of Financial Institutions, the SEC, or any other federal or state regulatory authority in connection with the transactions contemplated herein or in the Merger Agreement is or will be false or misleading with respect to any material fact, or omits or will omit any material fact necessary in order to make the statements therein not misleading.

     2.18  MATERIAL CONTRACTS.

           (a) The Towne Disclosure Memorandum contains a complete and correct list of all written or oral agreements, leases, and other obligations and commitments of the following types, to which either Towne Financial or Blue Ash is a party, by which Towne Financial or Blue Ash or any of their property is bound, or which has been authorized by either Towne Financial or Blue Ash:

               (i) promissory notes, guaranties, mortgages, security agreements, or other evidences of indebtedness of Towne Financial or Blue Ash;

               (ii) partnership or joint venture agreements;

               (iii) employment, bonus, compensation, severance, or consulting agreements;

               (iv) collective bargaining agreements;

               (v) Employee Benefit Plans and any other plans, benefits, programs of benefits, or deferred compensation arrangements for the benefit of directors, employees, or former or retired employees;

               (vi) agreements or commitments for sale (other than in the ordinary course of business) of assets exceeding $50,000 in the aggregate;

               (vii) agreements or commitments for capital expenditures in excess of $50,000 in the aggregate;

               (viii) agreements or other documents creating liens or security interests relating to any real or personal property owned, rented, or leased by Towne Financial or Blue Ash and used in connection with the business of such entity;

               (ix) leases of, commitments to lease, and other agreements relating to the lease or rental of, real or personal property by Towne Financial or Blue Ash and used in connection with the business of such entity;

               (x) all policies of insurance and fidelity bonds of Towne Financial or Blue Ash;

               (xi) all direct or indirect loans or guaranties of loans to any director, officer, or Principal Shareholder of Towne Financial or Blue Ash or their spouses or children or any partnership, corporation, or other entity in which any such director, officer, or Principal Shareholder or their spouses or children, have a significant (ten percent or more) interest; and

               (xii) all other contracts and commitments not made in the ordinary course of business.

           (b) The Towne Disclosure Memorandum includes complete and correct copies of all written agreements, leases and commitments, except loan commitments less than $500,000, together with all amendments thereto, listed in the Towne Disclosure Memorandum and a complete and correct written description of all oral agreements listed in the Towne Disclosure Memorandum.



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

           (c) As of and through the date of this Agreement: (i) each agreement, lease, and commitment of Towne Financial or Blue Ash is valid and subsisting and in full force and effect in all material respects; (ii) Towne Financial and Blue Ash have in all material respects performed all obligations required to be performed by it to date under such agreements, leases, and commitments; and
(iii) no event or condition exists which constitutes or, after notice or lapse of time, would constitute, a material default on the part of Towne Financial or Blue Ash under any agreement, lease, or commitment.

     2.19  EMPLOYEE BENEFIT PLANS.

           (a) All Employee Benefit Plans maintained by Towne Financial or Blue Ash comply in all material respects with the requirements of ERISA and the Code and all such plans have been administered to date in compliance with the requirements of ERISA, the Code, and subsequent legislation regulating ERISA plans. Each of such plans that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is intended to be a qualified plan under
Section 401(a) of the Code has been amended to comply in all material respects with current law as required or the remedial amendment period for such amendment under Section 401(b) of the Code has not expired and Towne Financial or Blue Ash has obtained favorable determination letters with respect to all such plans. As of the date hereof, neither Towne Financial nor Blue Ash has liability on account of any accumulated funding deficiency (as defined in Section 412 of the Code) or on account of any failure to make contributions to or pay benefits under any such plan nor is Towne Financial or Blue Ash aware of any claim pending or threatened to be brought by any party regarding such matters. No prohibited transaction has occurred with respect to any such plan that would result, directly or indirectly, in the imposition of any excise tax under
Section 4975 of the Code; nor has any reportable event under Section 4043 of ERISA occurred with respect to any such plan. Neither Towne Financial nor Blue Ash has a defendant in any lawsuit or criminal action concerning such entity's conduct as a fiduciary, party-in-interest, or disqualified person with respect to any plan, nor is either of them engaged in litigation or a continuing controversy with, or, to the knowledge of Towne Financial or Blue Ash, under investigation or examination by, the Department of Labor, Internal Revenue Service, Justice Department, or Pension Benefit Guaranty Corporation involving compliance with ERISA or the provisions of the Code relating to employee benefit plans. All reporting and disclosure requirements of ERISA and the Code have been met in all respects by all such plans. Neither Towne Financial nor Blue Ash is required to contribute to an Employee Benefit Plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

           (b) The Towne Disclosure Memorandum lists all Employee Benefit Plans and any and all other benefit plans or programs currently in effect for employees, former employees, and retired employees of Towne Financial or Blue Ash including, without limitation, those providing any form of medical, health, and dental insurance, severance pay and benefits continuation, relocation assistance, vacation pay, tuition aid, and matching gifts for charitable contributions to educational or cultural institutions, whether or not subject to ERISA. The Towne Disclosure Memorandum includes complete and correct copies of all such plans or programs, including each trust or other agreement under which any trustee or custodian holds funds or property of the plan and all current financial and actuarial reports, all current reporting and disclosure documents and filings, and currently effective Internal Revenue Service rulings or determination letters in respect thereof. If any of the Employee Benefit Plans listed in the Towne Disclosure Memorandum has not been amended to comply with the Tax Reform Act of 1986 and subsequent legislation, Towne Financial will also deliver to Oak Hill Financial information and documentation regarding such plan's operation during the remedial amendment period which is sufficient to enable Oak Hill Financial to amend such plans to comply with the Tax Reform Act of 1986 and subsequent legislation.

     2.20 INSURANCE POLICIES. The Towne Disclosure Memorandum contains a complete and correct list of the insurance policies and fidelity bonds currently maintained by Towne Financial or Blue Ash. The Towne Disclosure Memorandum includes complete and correct copies of all such policies and bonds currently in effect together with all riders and amendments thereto. All premiums due thereon have been paid and Towne Financial or Blue Ash has complied in all respects with the provisions of such policies and bonds. Neither Towne Financial nor Blue Ash has failed to give any notice or present any claim under any insurance policy or fidelity bond in due and timely fashion.

     2.21 CAPITAL REQUIREMENTS. Towne Financial and Blue Ash are in compliance with all currently applicable capital requirements and guidelines prescribed by all appropriate federal regulatory agencies.



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

     2.22 LOAN LOSS RESERVES. Since December 31, 1998, neither Towne Financial nor Blue Ash has incurred any unusual or extraordinary loan losses. The allowance for loan losses reflected on the financial statements of Towne Financial or Blue Ash has been determined in accordance with generally accepted accounting principles and in accordance with all applicable regulations of all appropriate regulatory agencies and is adequate in all material respects under requirements of GAAP to provide for reasonably anticipated losses on outstanding loans. Neither Towne Financial nor Blue Ash has Knowledge of any potential losses that have not been considered in establishing the current allowance for loan losses.

     2.23 BROKERS; CERTAIN FEES. Neither Towne Financial nor Blue Ash, nor any of their respective officers, directors, or employees, has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions, or finder's fees in connection with this Agreement or the Merger Agreement, or the transactions contemplated herein or therein.

     2.24 MATERIAL FACTS. Neither this Agreement, the Merger Agreement, the Towne Disclosure Memorandum, nor any list, schedule, or certificate furnished to Oak Hill Financial by or on behalf of Towne Financial or Blue Ash contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which made.

     2.25 TAX TREATMENT OF THE MERGER. Neither Towne Financial or Blue Ash, or any Affiliate thereof, has taken any action or has any Knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

SECTION 3. REPRESENTATIONS AND WARRANTIES OF OAK HILL FINANCIAL

     Oak Hill Financial and Oak Hill Banks represent and warrant, as the case may be, to Towne Financial that, except as set forth in the Oak Hill Disclosure
Memorandum:

     3.01 ORGANIZATION AND AUTHORITY OF OAK HILL FINANCIAL. Oak Hill Financial is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and has the corporate power and authority to own its properties and assets, to carry on its business as it is presently being conducted, and to enter into and carry out its obligations under this Agreement.

     3.02 CAPITALIZATION. The authorized capital stock of Oak Hill Financial consists of (i) 5,000,000 shares of common stock, without par value, of which 4,367,765 shares were issued and outstanding as of December 31, 1998 (including treasury shares) and 200,000 reserved for issuance upon exercise of existing stock option, and (ii) 1,500,000 voting shares of preferred stock, without par value, and 1,500,000 non-voting shares of preferred stock, without par value, of which there are no shares issued and outstanding as of the date hereof. All the outstanding shares of Oak Hill Financial Common are duly and validly authorized, issued, and outstanding and are fully paid and nonassessable. All of the shares of Oak Hill Financial Common to be issued pursuant to the Merger Agreement will, when so issued, be duly and validly authorized, issued, and outstanding, fully paid and nonassessable, and the issuance of such shares will not be subject to any preemptive or similar rights. The deposits of Oak Hill Banks are insured up to the applicable limits by the Bank Insurance Fund ("BIF").

     3.03 AUTHORIZATION OF OAK HILL FINANCIAL. The execution, delivery, and performance of this Agreement by Oak Hill Financial, and the consummation of the transactions contemplated hereby, have been duly approved by the Board of Directors of Oak Hill Financial. As soon as practicable and, in any event, within ten (10) business days after the SEC has declared the Registration Statement effective, Oak Hill Financial will call and mail notice of a meeting of its shareholders for the purpose of adopting the Merger Agreement and this Agreement, which meeting shall be held not more than 45 days from the date the notice is mailed, and the Board of Directors of Oak Hill Financial will recommend to the shareholders that they vote their shares in favor of the Merger.

     3.04 ABSENCE OF DEFAULTS. Neither the execution and delivery of this Agreement, nor the consummation of the Merger, nor compliance by Oak Hill Financial with any of the provisions hereof will conflict with or result in a breach of any provision of the charter or bylaws of Oak Hill Financial or result in a material breach or



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

termination of, or accelerate the performance required by, any material note, bond, mortgage, lease, agreement, or other instrument to which Oak Hill Financial is a party or to which Oak Hill Financial may be bound.

     3.05 INFORMATION PROVIDED BY OAK HILL FINANCIAL. None of the information supplied or to be supplied by Oak Hill Financial for inclusion in the Registration Statement, application for approval, or any other document to be filed with the Federal Reserve Board, the Division of Financial Institutions, the SEC, or any other federal or state regulatory authority in connection with the transactions contemplated herein or in the Merger Agreement is or will be false or misleading with respect to any material fact, or omits or will omit any material fact necessary in order to make the statements therein not misleading.

     3.06 MATERIAL FACTS. Neither this Agreement nor the Merger Agreement contains any untrue statement of a material fact or omits a material fact necessary in order to make the statements contained therein not misleading in light of the circumstances in which made; provided, however, that the scope of this representation does not extend to any information relating to or furnished by Towne Financial or Blue Ash.

     3.07 FILING OF REPORTS. Oak Hill Financial Common is registered pursuant to Section 12 of the 1934 Act. Oak Hill Financial has been subject to the reporting requirements of Section 13 of the 1934 Act for a period of at least
90 days prior to the date hereof and has filed all reports required to be filed thereunder during the twelve months preceding the date hereof. Since January 1, 1996, Oak Hill Financial has filed with the SEC all documents and reports (including all amendments, exhibits, and schedules thereto and documents incorporated by reference therein) required to be filed by Oak Hill Financial under the 1934 Act and the 1933 Act, and the rules and regulations promulgated by the SEC thereunder. None of such documents or reports, as of their respective dates and as amended through the date hereof, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in view of the circumstances under which they were made, not misleading.

     3.08 ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent reflected or reserved against on the Oak Hill Disclosure Memorandum, Oak Hill Banks has no liabilities, whether absolute, accrued, contingent, or otherwise, due or to become due, including without limitation any liabilities as guarantor under any guaranty or liabilities for taxes, except liabilities and taxes incurred in the ordinary course of business, which have had or will have a material adverse effect on the business, financial condition, or results of operations of Oak Hill Banks.

     3.09 ABSENCE OF CERTAIN CHANGES. Except as provided in the Oak Hill Disclosure Memorandum, since December 31, 1998, Oak Hill Financial has not:

           (a) made or permitted to be made any changes in their capital or corporate structures, certificates or articles of incorporation, regulations, bylaws, or other charter documents;

           (b) merged with any other corporation or bank, or permitted any other corporation or bank to merge into or consolidate with either of them; acquired control over any other firm, bank, corporation, or organization; or created any subsidiaries;

           (c) issued, sold, delivered, or agreed to issue, sell, or deliver any additional shares of their capital stock or any options, warrants, or rights to acquire any such capital stock, or securities convertible into or exchangeable for such capital stock, and except for capital stock issued pursuant to the exercise of stock options previously issued, in accordance with their respective terms;

           (d) purchased, sold, transferred, or otherwise acquired or disposed of, or agreed to purchase, sell, transfer, acquire, or dispose of, any capital stock or other securities of any kind, or options or other rights to acquire any such securities, of any other entity (including, but not limited to, any such transactions involving either of Oak Hill Banks or Oak Hill Financial with respect to the capital stock or other securities of the other of them), other than in the ordinary course of business;

           (e) incurred any indebtedness, obligations, or liabilities, whether absolute, accrued, contingent, or otherwise, including, without limitation, liabilities as guarantor under any guaranty, other than indebtedness, obligations, and liabilities incurred in the ordinary course of their business;



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

           (f) adopted any change in any accounting policy or method;

           (g) revalued any asset or adjusted any reserve, other than in the ordinary course of business;

           (h) failed to keep in full force and effect insurance and bonds at least equal in amount and scope of coverage to the insurance and bonds carried on December 31, 1998;

           (i) suffered any material adverse change in their business, financial condition, income, assets, or liabilities; and

           (j) made no material increase in dividends until the Effective Date of this Agreement.

     3.10 TAXES. Oak Hill Financial has filed or caused to be filed all federal and other tax returns which are required to be filed and have paid or made provision for payment of all taxes shown as due on such returns. No deficiencies for any tax, assessment, or governmental charge have been proposed, asserted, or assessed against Oak Hill Financial that have not been settled and paid.

     3.11 LITIGATION. There is no action, suit, proceeding, or claims by any governmental agency or other person or entity nor any investigation by any governmental agency pending or, to the Knowledge of Oak Hill Financial, threatened against (i) Oak Hill Banks, (ii) Oak Hill Financial, (iii) the assets, business or goodwill of Oak Hill Banks or Oak Hill Financial, or (iv) any director, officer, or Principal Shareholder of Oak Hill Banks or Oak Hill Financial, in relation to the business of Oak Hill Banks or Oak Hill Financial or any such person's capacity as a director, officer, or Principal Shareholder of Oak Hill Banks or Oak Hill Financial.

     3.12 COMPLIANCE WITH LAWS. To the knowledge of Oak Hill Financial, Oak Hill Banks and Oak Hill Financial hold all permits, licenses, certificates of authority, orders, and approvals of, and have made all filings, applications, and registrations with, all governmental or regulatory bodies that are required in order to permit them to carry on their respective businesses as they are presently conducted. To the Knowledge of Oak Hill Financial, Oak Hill Banks and Oak Hill Financial have conducted their businesses so as to comply in all material respects with all applicable statutes, regulations, rules, and orders.

     3.13  ENVIRONMENTAL MATTERS.

           (a) To the Knowledge of Oak Hill Financial, Oak Hill Banks is and has been at all times in substantial compliance with all applicable Environmental, and Oak Hill Banks has not engaged in any activity resulting in a material violation of any applicable Environmental Law. No orders, hearings, actions, or other proceedings by or before any court or governmental agency in which Oak Hill Banks is a party are pending or, to the Knowledge of Oak Hill Financial, threatened in connection with any alleged violation of any applicable Environmental Law (i) by Oak Hill Banks or (ii) in relation to any part of the Real Property, and Oak Hill Financial has no Knowledge of any investigations or inquiries with respect to any such alleged violation. No claims have been made or, to the Knowledge of Oak Hill Financial, threatened at any time by any third party against Oak Hill Banks relating to damage, contribution, cost recovery, compensation, loss, or injury resulting from any Hazardous Substance. To the Knowledge of Oak Hill Financial, Oak Hill Banks has not caused or permitted any Hazardous Substance to be integrated into the Real Property or any component thereof in such manner or quantity as may reasonably be expected to or in fact would pose a threat to human health or the value of the Real Property. None of the Real Property has been used by Oak Hill Banks for the storage or disposal of Hazardous Substances nor to the Knowledge of Oak Hill Financial, is any of the Real Property contaminated by any Hazardous Substance. To the Knowledge of Oak Hill Financial, none of the Real Property has in the past contained or presently contains any underground storage tanks. To the Knowledge of Oak Hill Financial, Oak Hill Banks has no interest, direct or indirect, in any property owned by a third party which has been contaminated by Hazardous Substances (excluding any property as to which the sole interest of Oak Hill Banks is that of a lien holder or mortgagee, but including any property as to which title has been taken by Oak Hill Banks pursuant to mortgage foreclosure or similar proceeding and any property as to which Oak Hill Banks has participated in the financial management to a degree sufficient to influence the property's treatment of Hazardous Substances).



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           (b) To the Knowledge of Oak Hill Financial, the representations set forth in paragraph (a) above are also true and correct in relation to any and all real property owned or leased by it at any time prior to the date of this Agreement, together with any improvements located thereon.

     3.14 EMPLOYEE BENEFIT PLANS. All Employee Benefit Plans maintained by Oak Hill Banks or Oak Hill Financial comply in all material respects with the requirements of ERISA and the Code and all such plans have been administered to date in compliance with the requirements of ERISA, the Code, and subsequent legislation regulating ERISA plans. Each of such plans that is an employee pension benefit plan within the meaning of Section 3(2) of ERISA that is intended to be a qualified plan under Section 401(a) of the Code has been amended to comply in all material respects with current law as required or the remedial amendment period for such amendment under Section 401(b) of the Code has not expired and Oak Hill Banks or Oak Hill Financial has obtained favorable determination letters with respect to all such plans. As of the date hereof, Oak Hill Banks or Oak Hill Financial has no liability on account of any accumulated funding deficiency (as defined in Section 412 of the Code) or on account of any failure to make contributions to or pay benefits under any such plan nor is Oak Hill Banks or Oak Hill Financial aware of any claim pending or threatened to be brought by any party regarding such matters. No prohibited transaction has occurred with respect to any such plan that would result, directly or indirectly, in the imposition of any excise tax under Section 4975 of the Code; nor has any reportable event under Section 4043 of ERISA occurred with respect to any such plan. Neither Oak Hill Banks nor Oak Hill Financial is a defendant in any lawsuit or criminal action concerning such entity's conduct as a fiduciary, party-in-interest, or disqualified person with respect to any plan, nor is either of them engaged in litigation or a continuing controversy with, or, to the Knowledge of Oak Hill Financial, under investigation or examination by, the Department of Labor, Internal Revenue Service, Justice Department, or Pension Benefit Guaranty Corporation involving compliance with ERISA or the provisions of the Code relating to employee benefit plans. All reporting and disclosure requirements of ERISA and the Code have been met in all respects by all such plans. Neither Oak Hill Banks nor Oak Hill Financial is required to contribute to an Employee Benefit Plan that is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

     3.15 CAPITAL REQUIREMENTS. Oak Hill Financial is in compliance with all currently applicable capital requirements and guidelines prescribed by all appropriate federal regulatory agencies.

     3.16 TAX TREATMENT OF THE MERGER. Oak Hill Financial has not taken any action or has any knowledge of any fact or circumstance that is reasonably likely to prevent the transactions contemplated hereby, including the Merger, from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code.

SECTION 4. COVENANTS OF TOWNE FINANCIAL AND BLUE ASH.

     Towne Financial and Blue Ash covenant and agree as follows:

     4.01 APPLICATIONS FOR REGULATORY APPROVALS; REGISTRATION STATEMENT. Towne Financial and Blue Ash will cooperate, and will cause its respective directors, officers, employees, agents, and advisers to cooperate, to the extent reasonably necessary, with Oak Hill Financial and its advisers in connection with the preparation of the Registration Statement and the applications for regulatory approvals described in Section 5.02 hereof.

     4.02 SHAREHOLDERS' MEETING. As soon as practicable and, in any event, within ten business days after the SEC has declared the Registration Statement effective, Towne Financial will call and mail notice of a meeting of its shareholders for the purpose of adopting the Merger Agreement and this Agreement, which meeting shall be held not more than 45 days from the date the notice is mailed, and the Board of Directors of Towne Financial will to the extent consistent with their fiduciary duty recommend to the shareholders that they vote their shares in favor of the Merger.

     4.03 CONDUCT OF BUSINESS. From the date of this Agreement until the Effective Time, except as provided herein or as consented to by Oak Hill Financial in writing, Towne Financial and Blue Ash will conduct their respective operations only, and shall not take any action except, in the ordinary and usual course of business, and Towne Financial and Blue Ash will use its best efforts to preserve intact its business organization, assets, prospects, and business relationships, to keep available the services of their officers and employees, and to maintain existing



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

relationships with other entities. Without limiting the generality of the foregoing, subject to the exceptions stated above, during such period, Towne Financial and Blue Ash will not except as provided herein:

           (a) enter into any agreement or commitment of the character referred to in subsections 2.18(a)(i) through (xii) hereof; or

           (b) take or permit to be taken any action of a character which is listed in subsections (a) through (q) of Section 2.10 hereof; provided, however, that, after prior consultation with Oak Hill Financial, Towne Financial may take or permit such of those actions as may be required pursuant to any change in applicable accounting rules or standards, or by law or any applicable rules or regulations of any governmental authority.

     4.04 ACCESS TO INFORMATION. Towne Financial and Blue Ash shall give representatives of Oak Hill Financial full access, during normal business hours and upon reasonable notice, to all assets, properties, books, records, agreements, and commitments of Towne Financial and Blue Ash, provided that such access shall not unreasonably interfere with the operations of Towne Financial and Blue Ash, and shall furnish to representatives of Oak Hill Financial all such information concerning its and their affairs as Oak Hill Financial may reasonably request. It is expressly understood that no investigation by Oak Hill Financial pursuant to this Section 4.04 or otherwise shall affect any representation or warranty made herein.

     4.05 PRESS RELEASES. Towne Financial and Blue Ash shall consult in advance with Oak Hill Financial as to the form and substance of any press release, written communication with its shareholders, or other public disclosure of matters related to the Merger Agreement, this Agreement, or the Merger, and shall not issue any such press release, written communication, or public disclosure without the prior written consent of Oak Hill Financial; provided, however, that nothing contained herein shall prohibit Towne Financial and Blue Ash from making any disclosure (after consultation with Oak Hill Financial with respect thereto) which its counsel deems necessary under applicable law.

     4.06 BEST EFFORTS. Towne Financial and Blue Ash shall use their best efforts to take or cause to be taken all actions necessary, proper, or advisable to consummate the Merger, including such actions as Oak Hill Financial may reasonably request in writing, and should Oak Hill Financial so elect, to consummate a merger of Blue Ash into an interim state-chartered commercial bank formed by Oak Hill Financial for such purpose.

     4.07 ACQUISITION PROPOSALS. Unless and until this Agreement shall have been terminated by either party pursuant to Section 11 hereof, Towne Financial and Blue Ash shall not (i) directly or indirectly, through any of its officers, directors, agents, or affiliates, solicit, encourage, initiate, entertain, consider, or participate in any negotiations or discussions with respect to any Acquisition Proposal, or (ii) disclose any information not customarily disclosed to any person or entity or provide access to its properties, books, or records or otherwise assist or encourage any person or entity in connection with any Acquisition Proposal; provided, however, that Towne Financial shall be entitled to entertain, consider, and participate in negotiations and discussions regarding an Unsolicited Acquisition Proposal, and to disclose such information and provide such access in connection with such an Unsolicited Acquisition Proposal, to the extent that the Board of Directors of Towne Financial determines in good faith, after consultation with its financial advisor with respect to the financial aspects of the Unsolicited Acquisition Proposal and the Merger, and with legal counsel to Towne Financial, that failure to so consider or participate in such negotiations or discussions would be inconsistent with the fiduciary obligations of the directors of Towne Financial to the shareholders of Towne Financial. Towne Financial shall give Oak Hill Financial immediate notice of any such Acquisition Proposals.

     4.08 ADVICE OF CHANGES. Between the date hereof and the Effective Date, Towne Financial and Blue Ash shall advise Oak Hill Financial promptly, in writing, of any material fact which, if existing or known on the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement and any fact which, if existing or known on the date hereof, would have made any of the representations contained herein untrue. Prior to the Effective Date, Towne Financial and Blue Ash shall deliver to Oak Hill Financial a supplement to the Towne Disclosure Memorandum, which shall contain a description of any and all such matters.

     4.09 CONFIDENTIALITY. From and after the date of this Agreement, Towne Financial and Blue Ash shall, and shall cause its respective Affiliates to, treat all Confidential Information of Oak Hill Financial and Oak Hill



15
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Banks, as confidential, and Towne Financial and Blue Ash shall, and shall cause its respective Affiliates to, not use any such Confidential Information for any purpose except in furtherance of the transactions contemplated hereby. In the event this Agreement is terminated pursuant to Section 11 hereof, Towne Financial and Blue Ash shall, and shall cause their respective Affiliates to, promptly return to Oak Hill Financial all documents and workpapers, and all copies thereof, containing any such Confidential Information of Oak Hill Financial or Oak Hill Banks. The covenants of Towne Financial and Blue Ash contained in this Section 4.09 are of the essence and shall survive any termination of this Agreement and the closing of the transactions contemplated hereby.

     4.10 COORDINATION OF DIVIDENDS. Towne Financial agrees to cooperate with Oak Hill Financial to ensure that the shareholders of Towne Financial receive a regular quarterly dividend from either Towne Financial or Oak Hill Financial during the quarter in which the Effective Date occurs, but that they do not receive dividends from both Towne Financial and Oak Hill Financial during such quarter.

     4.11 TAX REPRESENTATIONS. Towne Financial and Blue Ash will use reasonable efforts to cause the Merger, and will take no action which would cause the Merger not to qualify for treatment as a "reorganization" within the meaning of
Section 368(a) of the Internal Revenue Code for federal income tax purposes and shall make such Tax representations as shall be reasonably requested of them.

     4.12 POOLING. The accounting firm of Grant Thornton LLP has reviewed the proposed Merger and determined that the Merger qualifies as a "pooling of interest" for accounting purposes. Neither Towne Financial nor Blue Ash shall intentionally take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

     4.13 FORM 13D OR 13G FILINGS. Towne Financial shall promptly advise Oak Hill Financial of the filing of a Form 13D or 13G under the 1934 Act with respect to Towne Financial Common and shall provide Oak Hill Financial with a copy of any such Form 13D or 13G promptly after receipt thereof.

SECTION 5. COVENANTS OF OAK HILL FINANCIAL AND OAK HILL BANKS

     Oak Hill Financial and Oak Hill Banks covenant and agree as follows:

     5.01 ISSUANCE OF OAK HILL FINANCIAL COMMON; PAYMENT FOR FRACTIONAL SHARES. At the Effective Time, Oak Hill Financial shall (i) issue all of the shares of Oak Hill Financial Common into which shares of Towne Financial Common are to be converted in the Merger and will deliver the certificates for such shares, or cause the same to be delivered, to the Exchange Agent; and (ii) deliver to the Exchange Agent the amount of cash to be paid in lieu of issuing fractional shares of Oak Hill Financial Common in accordance with subsections 8(b)(ii) and 9(a) of the Merger Agreement.

     5.02 APPLICATIONS FOR REGULATORY APPROVALS. As soon as reasonably practicable after the execution of this Agreement, Oak Hill Financial shall prepare and file such applications with the Office of Thrift Supervision, the Federal Reserve Board, the Ohio Division of Financial Institutions, and any other regulatory authorities having jurisdiction as may be required to secure all necessary regulatory approvals of the Merger and shall use its best efforts to secure such approvals. Oak Hill Financial may also seek regulatory approval for the formation of a interim state-chartered commercial bank in which Blue Ash would merged as of, or shortly after, the Effective Time. Oak Hill Financial shall deliver a draft or drafts of such regulatory applications to Towne Financial and provide Towne Financial a reasonable opportunity to review such draft or drafts prior to filing the same.

     5.03 REGISTRATION STATEMENT. As soon as reasonably practicable after the execution of this Agreement, Oak Hill Financial shall prepare and file the Registration Statement with the SEC, shall use its best efforts to cause the Registration Statement to become effective, and shall take such action as may be required to register or qualify for exemption such shares under the securities laws of the states where registration or an exemption from registration may be required. Oak Hill Financial shall deliver a draft or drafts of the Registration Statement to Towne Financial and provide Towne Financial a reasonable opportunity to review such draft or drafts prior to filing the same.



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     5.04  SHAREHOLDERS' MEETING. As soon as practicable and, in any event, within ten business days after the SEC has declared the Registration Statement effective, Oak Hill Financial will call and mail notice of a meeting of its shareholders for the purpose of adopting the Merger Agreement and this Agreement, which meeting shall be held not more than 45 days from the date the notice is mailed, and the Board of Directors of Oak Hill Financial will to the extent consistent with their fiduciary duty recommend to the shareholders that they vote their shares in favor of the Merger.

     5.05 PRESS RELEASES. Oak Hill Financial shall consult in advance with Towne Financial as to the form and substance of any press release, written communication with its shareholders, or other public disclosure of matters related to this Agreement, the Merger Agreement, or the Merger.

     5.06 BEST EFFORTS. Oak Hill Financial will use its best efforts to take or cause to be taken all actions necessary, proper, or advisable to consummate the Merger.

     5.07 CONFIDENTIALITY. From and after the date of this Agreement, Oak Hill Financial and Oak Hill Banks shall, and shall cause their respective Affiliates to, treat all Confidential Information of Towne Financial and Blue Ash as confidential, and Oak Hill Financial and Oak Hill Banks shall, and shall cause their respective Affiliates to, not use any such Confidential Information for any purpose except in furtherance of the transactions contemplated hereby. In the event this Agreement is terminated pursuant to Section 11 hereof, Oak Hill Financial and Oak Hill Banks shall, and shall cause their respective Affiliates to, promptly return to Towne Financial and Blue Ash all documents and workpapers, and all copies thereof, containing any such Confidential Information of Towne Financial and Blue Ash. The covenants of Oak Hill Financial and Oak Hill Banks contained in this Section 5.07 are of the essence and shall survive any termination of this Agreement, but shall terminate as of the closing of the transactions contemplated hereby.

     5.08 COORDINATION OF DIVIDENDS. Oak Hill Financial agrees to cooperate with Towne Financial to ensure that the shareholders of Towne Financial receive a regular quarterly dividend from either Towne Financial or Oak Hill Financial during the quarter in which the Effective Date occurs, but that they do not receive dividends from both Towne Financial and Oak Hill Financial during such quarter.

     5.09 INDEMNIFICATION OF DIRECTORS AND OFFICERS. Oak Hill Financial acknowledges that, by operation of law, at the Effective Time, Oak Hill Financial will assume any and all legally enforceable obligations of Towne Financial and Blue Ash to indemnify and defend the directors and officers of Towne Financial and Blue Ash pursuant to, to the extent of, and in accordance with the terms and conditions of any such obligations that Towne Financial and Blue Ash had to indemnify and defend such persons in effect immediately prior to the Effective Time, in connection with such persons' status or services as directors and officers of Towne Financial and Blue Ash, whether by contractual right or by any provision of the articles of incorporation or code of regulations of Towne Financial and or Blue Ash, with respect to any claim asserted or made prior to or at any time after the Effective Time. All such rights to indemnification with respect to any such claim shall continue until the final disposition of such claim regardless of when such claim was made or asserted; provided, however, that nothing contained herein shall increase or lengthen the duration of Oak Hill Financial's obligations with respect to such indemnification over that to which Towne Financial and Blue Ash would have been subject had the Merger not been consummated. Oak Hill Financial agrees to use its reasonable best efforts to cover directors and officers of Towne Financial and Blue Ash in insurance policies.

     5.10 POOLING. The accounting firm of Grant Thornton LLP has reviewed the proposed Merger and determined that the Merger qualifies as a "pooling of interests" for accounting purposes. Neither Oak Hill Financial nor Oak Hill Banks shall intentionally take or cause to be taken any action, whether before or after the Effective Date, which would disqualify the Merger as a "pooling of interests" for accounting purposes or as a "reorganization" within the meaning of Section 368(a) of the Code.

SECTION 6. CONDITIONS PRECEDENT TO OBLIGATIONS OF ALL PARTIES

     The obligations of each of the parties hereto to consummate the Merger are subject to the fulfillment, on or before the Closing Date, of the following conditions precedent:



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

     6.01 SHAREHOLDER APPROVAL. The Merger shall have been approved by the affirmative vote of the holders of at least two-thirds of the issued and outstanding shares of Towne Financial Common, and by the affirmative vote of the holders of a majority of the issued and outstanding shares of Oak Hill Financial.

     6.02 REGULATORY APPROVALS. The Merger shall have been approved by the Federal Reserve Board, the Ohio Division of Financial Institutions, and any other governmental authority having jurisdiction, and any applicable waiting periods shall have expired, with no such approval or authorization containing any provision or be subject to any condition, which would be materially adverse to the business of Towne Financial and Blue Ash, Oak Hill Financial or Oak Hill Banks, either prior to or subsequent to the proposed merger of Towne Financial and Oak Hill Financial.

     6.03 LITIGATION. No suit, action, investigation by any governmental body, or legal or administrative proceeding shall have been brought or threatened which materially questions the validity or legality of the transactions contemplated hereunder or under the Merger Agreement. For purposes hereof, advisory opinions or written requests for information which could be used in connection with such suit, investigation, or proceeding given by governmental agencies may be deemed to constitute such a threat.

     6.04 FAIRNESS OPINIONS. Towne Financial shall have received a fairness opinion from RP Financial, LC, dated as of the date of the proxy statement relating to the Merger stating that the exchange ratio is fair to the shareholders of Towne Financial, as of such date, from a financial point of view and Oak Hill Financial shall have received a fairness opinion from Trident Financial Corporation dated as of the date of the proxy statement relating to the Merger stating that the contemplated merger of Towne Financial and Oak Hill Financial is fair to the shareholders of Oak Hill Financial, as of such date, from a financial standpoint.

     6.05 TAX OPINION. Oak Hill Financial and Towne Financial shall have received an opinion of Porter, Wright, Morris & Arthur substantially to the effect that:

           (a) the Merger will constitute a reorganization within the meaning of
Section 368(a)(1)(A);

           (b) no gain or loss will be recognized by Oak Hill Financial (except for the inclusion in income of amounts resulting from any required changes in accounting methods or similar items) upon the consummation of the Merger;

           (c) no gain or loss will be recognized by Towne Financial (except for the inclusion in income of amounts resulting from any required changes in accounting methods or similar items) upon the consummation of the Merger;

           (d) no gain or loss will be recognized by the shareholders of Towne Financial who exchange their shares of Towne Financial Common for shares of Oak Hill Financial Common, except to the extent of any cash received in lieu of a fractional share of Oak Hill Financial Common;

           (e) the basis of the shares of Oak Hill Financial Common to be received by shareholders of Towne Financial who receive solely shares of Oak Hill Financial Common will be the same as the basis of the shares of Towne Financial Common surrendered in exchange therefor, reduced by any amount allocated to a fractional share of Oak Hill Financial common with respect to which cash is received.;

           (f) the holding period of the shares of Oak Hill Financial Common received by shareholders of Towne Financial will include the holding period of the shares of Towne Financial Common surrendered in exchange therefor, provided that the Towne Financial Common was held as a capital asset in the hands of the shareholder of Towne Financial on the Effective Date;

           (g) where solely cash is received by a shareholder of Towne Financial in exchange for his or her shares of Towne Financial Common pursuant to the exercise of dissenters' rights, the cash will be treated as having been received by such shareholder as a distribution in redemption of his Oak Hill Financial Common shares received in connection with this transaction, subject to the provisions and limitations of Section 302 of the Code, and where, as a result of such distribution, a shareholder owns no shares of Oak Hill Financial Common either directly or through the application of Section 318(a) of the Code, the redemption will be a complete termination of interest within the meaning of
Section 302(b)(3) of the Code and such cash will be treated as a distribution in full payment in exchange for his or her shares of Towne Financial Common, as provided in Section 302(a) of the Code; and under Section 1001 of the Code, gain or (subject to the limitations of Section 267 of the Code) loss will be realized and recognized to such shareholders in an amount equal to the difference between the amount of such cash and the adjusted basis of the Towne Financial Common shares surrendered, as determined under Section 1011 of the Code; and

           (h) the payment of cash in lieu of fractional shares of Oak Hill Financial Common will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by Oak Hill Financial; such cash payments will be treated as having been received as distributions in full payment in exchange for the stock redeemed subject to the conditions and limitations of Section 302 of the Code.

     In rendering such tax opinion, Porter, Wright, Morris & Arthur shall be entitled to rely upon certain assumptions and representations of Towne Financial's officers, directors and those shareholders of Towne Financial who own one percent or more of the outstanding shares of Towne Financial Common, and of officers of Oak Hill Financial reasonably satisfactory in form and substance to Porter, Wright, Morris & Arthur.

SECTION 7. CONDITIONS PRECEDENT TO OBLIGATIONS OF TOWNE FINANCIAL

     The obligations of Towne Financial to consummate the Merger are subject to the fulfillment on or before the Closing Date of the following additional conditions precedent:

     7.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Oak Hill Financial herein shall be true and correct in all material respects on the Effective Date with the same force and effect as though such representations and warranties had been made on and as of such date; Oak Hill Financial shall have performed in all material respects its obligations hereunder and under the Merger Agreement to be performed on or before the Closing Date; and an executive officer of Oak Hill Financial shall have executed and delivered to Towne Financial a certificate or certificates, dated as of the Closing Date, in respect of the foregoing matters and in respect of such other matters as Towne Financial shall reasonably request.

     7.02 OPINION OF COUNSEL. Towne Financial shall have received a favorable opinion dated as of the Closing Date from Porter, Wright, Morris & Arthur, counsel for Oak Hill Financial, to the effect that:

           (a) Oak Hill Financial is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio; Oak Hill Financial has the corporate power and authority to own all of their properties and assets and to carry on their businesses as presently conducted in all jurisdictions in which such ownership exists or such business is conducted; and Oak Hill Financial has the corporate power and authority to merge with Towne Financial pursuant to this Agreement and the Merger Agreement;

           (b) the execution and delivery of this Agreement and the Merger Agreement did not, and the consummation of the Merger will not, conflict with any provision of the articles or certificate of incorporation, regulations, bylaws, or other charter documents of Oak Hill Financial;

           (c) the execution and delivery of this Agreement and the Merger Agreement and the consummation of the Merger have been authorized by all necessary corporate action of Oak Hill Financial; and this Agreement and the Merger Agreement are valid and binding agreements of Oak Hill Financial enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, or other similar laws affecting enforcement of creditors' rights generally and except that the enforceability of the obligations of Oak Hill Financial is subject to general principles of equity;

           (d) the shares of Oak Hill Financial Common to be issued by Oak Hill Financial in the Merger have been authorized and, upon issuance, will be fully paid and nonassessable and will not be subject to the preemptive rights of any shareholder of Oak Hill Financial;

           (e) all necessary regulatory approvals have been received and all applicable waiting periods have expired;

           (f) Oak Hill Financial is a duly and validly registered Bank Holding Company;

           (g) Oak Hill Banks is a state-chartered bank; and

           (h) Oak Hill Banks deposit accounts are insured by BIF to the fullest extent permitted by law.

     Such opinion may be governed by the Accord. In giving such opinion, such counsel may rely as to matters of fact, without independent investigation, to the extent such counsel deems such reliance to be customary, reasonable, and appropriate, on certificates of federal, state, or local government officials and on certificates of officers and directors of Oak Hill Financial or Oak Hill Banks. Such counsel may expressly exclude any opinions as to choice of law matters and antitrust matters and may add such other qualifications and explanations of the basis of its opinions as are consistent with the Accord.

     7.03 EFFECTIVENESS OF THE REGISTRATION STATEMENT; NASD LISTING. Towne Financial shall have received a certificate from a duly authorized officer of Oak Hill Financial to the effect that the Registration Statement has become effective by an order of the SEC, the Oak Hill Financial Common to be exchanged in the Merger has been qualified or is exempt under all applicable state securities laws, and there has been no stop order issued or threatened by the SEC that suspends or would suspend the effectiveness of the Registration Statement, and no proceeding has been commenced or overtly threatened for such purpose. The shares of Oak Hill Financial Common to be issued to Towne Financial shareholders pursuant to the Merger Agreement shall have been authorized for listing on the NASDAQ National Market upon official notice of issuance.

     7.04 MATERIAL ADVERSE CHANGE. Since December 31, 1998, there shall not have occurred any material adverse change in the results of operation, financial condition, properties, or business of Oak Hill Financial on a consolidated basis, other than any such change attributable to or resulting from (i) changes in law, regulation, or generally accepted accounting principles of general application to the banking or thrift industries, (ii) changes in economic conditions that affect the banking and thrift industries generally, including changes in the general level of interest rates, or (iii) any matter or matters relating to Oak Hill Financial which have been disclosed in the Oak Hill Financial Disclosure Memorandum as of the date of this Agreement.

SECTION 8. CONDITIONS PRECEDENT TO OBLIGATIONS OF OAK HILL FINANCIAL

     The obligations of Oak Hill Financial to consummate the Merger are subject to the fulfillment on or before the Closing Date of the following additional conditions precedent:

     8.01 REGULATORY APPROVAL OF THE MERGER. The Merger shall have been approved by the Federal Reserve Board, the Division of Financial Institutions, and any other governmental authority having jurisdiction, and any applicable waiting periods shall have expired, with no such approval or authorization containing any provision which would be materially adverse to the business of Oak Hill Financial or Oak Hill Banks.

     8.02 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Towne Financial and Blue Ash herein shall be true and correct in all material respects on the Closing Date with the same force and effect as though such representations and warranties had been made on and as of such date; Towne Financial and Blue Ash shall have performed in all material respects its obligations hereunder and under the Merger Agreement to be performed on or before the Closing Date; and the chief executive officer and principal financial officer of Towne Financial shall have executed and delivered to Oak Hill Financial certificates, dated as of the Closing Date, in respect of the foregoing matters and in respect of such other matters as Oak Hill Financial shall reasonably request.

     8.03 OPINION OF COUNSEL. Oak Hill Financial shall have received a favorable opinion dated as of the Effective Date from Cors & Bassett, as counsel for Towne Financial, acceptable to Oak Hill Financial, to the effect that:

           (a) Towne Financial is a unitary savings and loan holding company, duly organized, validly existing, and in good standing under the laws Ohio; Blue Ash is a member in good standing of the FHLB of Cincinnati; all eligible accounts of deposit in Blue Ash are insured by the FDIC to the fullest extent permitted by law; all corporate action required to be taken by the directors and shareholders of Towne Financial to authorize the transactions contemplated by this Agreement and the Merger Agreement have been taken; and Towne Financial has the corporate power to effect the Merger in accordance with the terms of this Agreement and the Merger Agreement;

           (b) the execution and delivery of this Agreement and the Merger Agreement did not, and the consummation of the Merger will not, conflict with any provision of the articles or certificate of incorporation, regulations, bylaws, or other charter documents of Towne Financial; and

           (c) the execution and delivery of this Agreement and the Merger Agreement and the consummation of the Merger have been authorized by all necessary corporate action of Towne Financial; and this Agreement and the Merger Agreement are valid and binding agreements of Towne Financial enforceable in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, or similar laws affecting enforcement of creditors' rights generally and except that the enforceability of the obligations of Towne Financial may be subject to general principles of equity.

Such opinion may be governed by the Accord. In giving such opinion, such counsel may rely as to matters of fact, without independent investigation, to the extent such counsel deems such reliance to be customary, reasonable, and appropriate, on certificates of federal, state, or local government officials and on certificates of officers and directors of Towne Financial and Blue Ash. Such counsel may expressly exclude any opinions as to choice of law matters and antitrust matters and may add such other qualifications and explanations of the basis of its opinions as are consistent with the Accord.

     8.04 AGREEMENTS OF AFFILIATES. Each director of Towne Financial and their "affiliates," for purposes of Rule 145 under the 1933 Act, shall deliver to Oak Hill Financial prior to the Effective Date a written agreement, providing that such person will not sell the shares of Oak Hill Financial Common to be received by such person in the Merger unless such sales are pursuant to an effective registration statement under the 1933 Act or pursuant to Rule 145 of the SEC or another exemption from the registration requirements under the 1933 Act.

     8.05 DISSENTING SHAREHOLDERS. The total number of shares of Towne Financial Common, if any, as to which the right to dissent has been asserted under Section 1701.85 of the Ohio Revised Code shall not exceed five percent (5%) of the total number of outstanding shares of Towne Financial Common.

     8.06 MATERIAL ADVERSE CHANGE. Since December 31, 1998, there shall not have occurred any material adverse change in the consolidated results of operations, financial condition, properties, or business of Towne Financial and Blue Ash, other than any such change attributable to or resulting from
(i) changes in law, regulation, or generally accepted accounting principles of general application to the banking or thrift industries, (ii) changes in economic conditions that affect the banking and thrift industries generally, including changes in the general level of interest rates, or (iii) any matter or matters relating to Towne Financial and Blue Ash which have been disclosed in the Towne Disclosure Memorandum as of the date of this Agreement.

     8.07 TITLE INSURANCE. For each parcel of the Real Property described in the Towne Disclosure Memorandum as being owned by Towne Financial and Blue Ash, and for each lease for any parcel of the Real Property described in the Towne Disclosure Memorandum as being leased by Towne Financial and Blue Ash, Oak Hill Financial shall have obtained a title insurance commitment (ALTA 1966 form or its equivalent) for a fee owner's title insurance policy or leasehold owner's title insurance policy, as appropriate, each in an amount equal to the carrying cost of the premises or leasehold interest to be insured (including all improvements thereon), on the books of Towne Financial and Blue Ash as of December 31, 1998. Each title insurance commitment shall show that marketable fee simple title to the owned premises or that valid leasehold title to the leased premises, as appropriate, is in the name of Towne Financial and Blue Ash, and that it is free and clear of any liens and encumbrances except taxes and assessments not delinquent and utility and other easements that do not interfere with the use of the property for the business being conducted thereon. Each such commitment shall provide that such fee owner's policy committed for therein shall be an ALTA 1970 form, revised in 1984, and each leasehold owner's policy shall be an ALTA 1975 form, or other form acceptable to Oak Hill Financial.

     8.08 SURVEY. Oak Hill Financial Banks shall have obtained current land surveys of those parcels of the Real Property. Each survey to be conducted and prepared by a duly licensed land surveyor, with such survey to be a duly certified ALTA/ACSM field survey, which confirm that the Real Property is not subject to any easements, restrictions, set backs, encroachments, or other limitations except utility and other easements that do not interfere with the use of the Real Property for the business then being conducted thereon, and that the Real Property is not located in any flood hazard area.

     8.09 PHASE I. For each parcel of the Real Property described in the Towne Disclosure Memorandum as being leased or owned by Towne Financial and Blue Ash, Oak Hill Financial shall have completed a "Phase I" environmental site assessment prepared by a licensed environmental engineering firm indicating that there is no evidence of contamination with Hazardous Substances or other violations of environmental Laws and concluding that no testing or additional investigations appears to be warranted.

     8.10 CONSENTS AND APPROVALS. Towne Financial and Blue Ash shall have obtained any and all consents or approvals that may be required under the terms of (i) any contract, agreement, lease, or other obligation or commitment, including, but not limited to, the types described in Section 2.18 hereof, to which either Towne Financial or Blue Ash is a party or by which either Towne Financial or Blue Ash, or any of their property or assets, is bound, or (ii) any license or permit of Towne Financial or Blue Ash, in order to avoid the occurrence of any breach or default which may result from the consummation of the Merger and which, if not obtained, is reasonably likely to have, individually or in the aggregate, a material adverse effect on Oak Hill Financial, Oak Hill Banks, Towne Financial or Blue Ash.

     8.11 AGREEMENT TO VOTE. Oak Hill Financial shall have received from each of Towne Financial' shareholders who own in excess of five percent (5%) of the outstanding shares of Towne Financial Common an agreement, substantially in the form attached hereto as EXHIBIT A, to vote in favor of the Merger all shares of Towne Financial Common owned by them or over which they have the power to vote.

     8.12 SHAREHOLDERS' EQUITY. The total shareholders' equity of Towne Financial as of the end of the most recent calendar quarter preceding the Closing Date and as of the Closing Date shall not be less than the total shareholders' equity of Towne Financial as of December 31, 1998, except for Towne Financial' expenses relating to the Merger and adjustments relating to the Merger as requested by Oak Hill Financial.

     8.13  CONVERSION OF STOCK OPTIONS.

           (a) All outstanding Towne Stock Options held by persons who are not employees of either Towne Financial or Blue Ash Building & Loan Association on the Effective Date, including, but not limited to, non-employee directors of either of them, shall have been exercised, or terminated prior to the Effective Date, or such persons shall have entered into agreements with Oak Hill Financial substantially in the form attached hereto as EXHIBIT B, providing for the conversion on the Effective Date of all Towne Stock Options held by them to Oak Hill Stock Options in accordance with Section 8(d) of the Merger Agreement.

           (b) All holders of outstanding Towne Stock Options who are employees of either Towne Financial or Blue Ash Building & Loan Association on the Effective Date shall have been exercised, or terminated prior to the Effective Date, or shall have entered into agreements with Oak Hill Financial substantially in the form attached hereto as EXHIBIT B, providing for the conversion on the Effective Date of all Towne Stock Options held by them to Oak Hill Stock Options in accordance with Section 8(d) of the Merger Agreement.

           (c) Towne shall have certified to Oak Hill Financial as of the Effective Date that the actions described in paragraph (a) and (b) of this
Section 8.13 have been taken.

     8.14 EMPLOYMENT AGREEMENTS. All outstanding employment agreements between Towne Financial and an employee or between Blue Ash and an employee (other than the employment contract between William S. Siders and Towne Financial), shall have been terminated or converted to employment agreements acceptable to Oak Hill Financial and each employee shall have agreed in writing that no termination fee is due a result of such termination or conversion.



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

     8.15 PRICE OF OAK HILL FINANCIAL COMMON. The Average Closing Price of Oak Hill Financial Common shall be equal to, or greater than, 80% of the Starting Price.

     8.16 PENDING OR THREATENED LITIGATION. There is no action, suit, proceeding, or claim by any shareholder or former shareholder of Towne Financial, pending or threatened, against (i) Oak Hill Financial, Towne Financial or Blue Ash, (ii) the assets, business, or goodwill of Oak Hill Financial, Towne Financial or Blue Ash, or (iii) any director, officer, or Principal Shareholder of Oak Hill Financial or Towne Financial, which is arising from or is related to the consummation of the merger of Towne Financial and Oak Hill Financial which is contemplated by this Agreement; provided however, that this condition precedent to the obligation of Oak Hill Financial to close the Merger shall be satisfied if coverage for any such claim shall have acknowledged by an insurance carrier in a writing acceptable to Oak Hill Financial.

SECTION 9. CLOSING DATE

     Unless the parties otherwise agree, the closing of the transactions contemplated by this Agreement and the Merger Agreement ("Closing Date") shall be held at 11:00 a.m. at the offices of Porter, Wright, Morris & Arthur in Cincinnati, Ohio, on the last business day of the month in which the conditions specified in Sections 6.01 and 6.02 hereof have been satisfied.

SECTION 10. AMENDMENT

     At any time prior to the Closing Date, the parties, subject to paragraph 14 of the Merger Agreement, may modify, amend, or supplement this Agreement by mutual agreement authorized by their respective boards of directors and evidenced by an instrument in writing executed and delivered by the parties hereto, whether before or after the shareholders of Towne Financial has adopted this Agreement.

SECTION 11. TERMINATION

     11.01 TERMINATION. This Agreement and the Merger Agreement shall terminate on December 31, 1999, unless a later date is agreed upon in writing by the parties, and may be terminated and the Merger may be abandoned at any time prior to the Effective Time as follows:

           (a) by the mutual consent, evidenced in writing, of the boards of directors of Oak Hill Financial and Towne Financial;

           (b) by the board of directors of Oak Hill Financial, by giving written notice thereof to Towne Financial, which notice shall specify in reasonable detail the grounds therefor: (i) if any condition precedent to performance by Oak Hill Financial and Oak Hill Banks has not been satisfied or waived; (ii) if Towne Financial has not fully performed its obligations and agreements hereunder and under the Merger Agreement; or (iii) if any of the representations of Towne Financial set forth herein are untrue or incorrect in any material respect; or

           (c) by the board of directors of Towne Financial, by giving written notice thereof to Oak Hill Financial, which notice shall specify in reasonable detail the grounds therefor: (i) if any condition precedent to performance by Towne Financial has not been satisfied or waived; (ii) if Oak Hill Financial and Oak Hill Banks have not fully performed their obligations and agreements hereunder and under the Merger Agreement; or (iii) if any of the representations of Oak Hill Financial set forth herein are untrue or incorrect in any material respect.

     11.02 SURVIVAL OF CERTAIN PROVISIONS UPON TERMINATION. Upon a termination of this Agreement as provided herein, this Agreement and the Merger Agreement shall become void and there shall be no further obligation or liability on the part of any party hereto or their respective shareholders, directors, or officers, except pursuant to Sections 4.09, 5.07, 11.03, and 12 hereof, which shall survive a termination of this Agreement in accordance with the express terms of such Sections.

     11.03 TERMINATION FEE. During the term of this Agreement, if (i) an Unsolicited Acquisition Proposal is submitted to and approved by the shareholders of Towne Financial at any time prior to the Effective Time, or
(ii) an Unsolicited Acquisition Proposal is received by Towne Financial or is made directly to the shareholders of Towne



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

Financial at any time prior to the holding of the meeting of the shareholders of Towne Financial to be called pursuant to Section 4.02 hereof, and the board of directors of Towne Financial fails to recommend to the shareholders of Towne Financial approval of the Merger Agreement or this Agreement, withdraws such recommendation previously made to the shareholders of Towne Financial, or fails to solicit proxies of shareholders of Towne Financial to approve the Merger, and the Merger Agreement and this Agreement are subsequently rejected by the shareholders of Towne Financial at such meeting, then, in either such event, Towne Financial shall pay to Oak Hill Financial, within five business days after a termination of the Merger Agreement and this Agreement following such an event, a cancellation fee in the amount of $500,000, as liquidated damages, and not as a penalty, and, upon the payment in full thereof, Towne Financial shall have no further liability under this Agreement or the Merger Agreement. The obligations of Towne Financial under this Section 11.03 shall survive a termination of this Agreement, provided that, at the time of such termination,
(1) an event described in Section 7.04 hereof has not occurred, and (2) Towne Financial does not have the right to terminate this Agreement by virtue of a material breach of this Agreement or the Merger Agreement by Oak Hill Financial or Oak Hill Banks.

SECTION 12. EXPENSES

     Except as otherwise expressly provided herein, all expenses incurred by or on behalf of the parties hereto in connection with the authorization, preparation, execution, and consummation of this Agreement and the Merger Agreement, including, without limitation, all fees and expenses of agents, representatives, printers, and counsel employed by the parties hereto, and taxes, if any, shall be borne solely by the party which has or shall have incurred the same. The covenants of the parties contained in this Section 12 shall survive a termination of this Agreement for any reason.

SECTION 13. NOTICES

     All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, or by private mail or messenger service addressed as indicated below, or at such other address as such party may designate in writing to the other parties, or sent by facsimile and confirmed by first-class, certified mail, postage prepaid, addressed as indicated below, or at such other address as such party may designate in writing to the other parties:

     (a) If to Towne Financial, to:

         William S. Siders
         Executive Vice President
         4811 Cooper Road
         Blue Ash, Ohio  45242

with a copy to:

         Richard J. Valleau, Esq.
         Cors & Bassett
         537 East Pete Rose Way

         Suite 400
         Cincinnati, Ohio 45202-3502

     (b) If to Oak Hill Financial or Oak Hill Banks, to:

         John D. Kidd
         President
         Oak Hill Financial, Inc.
         14621 State Route 93
         Jackson, Ohio  45640



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with a copy to:

         H. Grant Stephenson, Esq.
         Porter, Wright, Morris & Arthur
         41 South High Street
         Columbus, Ohio  43215

SECTION 14. GENERAL PROVISIONS

     14.01 ENTIRE AGREEMENT. This Agreement, together with the Merger Agreement and the documents referred to or incorporated herein or therein, reflect the entire agreement among the parties with respect to the subject matter thereof and supersede all prior agreements and understandings, oral or written, among the parties with respect to such subject matter, and no party shall be liable or bound to any other party in any manner by any representations, warranties, or covenants except as specifically set forth herein or therein.

     14.02 WAIVER. At any time on or prior to the Effective Date, any party hereto may (i) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement and the Merger Agreement or in any document delivered pursuant hereto or thereto, or (ii) waive compliance by the other parties with any of the conditions, covenants, and agreements contained in this Agreement or the Merger Agreement.

     14.03 ASSIGNMENT. Neither this Agreement nor any rights, interests, or obligations hereunder shall be assigned or transferred by operation of law or otherwise by any of the parties hereto without the prior written consent of the other party.

     14.04 BENEFIT. Except as specifically provided herein, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the parties hereto and their successors in interest any rights or remedies under or by reason of this Agreement.

     14.05 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original for all purposes, but such counterparts taken together shall constitute one and the same instrument.

     14.06 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to its conflicts of laws principles.

     14.07 INCORPORATION BY REFERENCE. The Merger Agreement, the Disclosure Memoranda, and all Exhibits attached hereto are hereby incorporated by reference herein.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

OAK HILL FINANCIAL, INC.

By: /s/ John D. Kidd
   ------------------------
John D. Kidd, President

TOWNE FINANCIAL CORPORATION

By: /s/ Neil S. Strawser
   ------------------------
Neil S. Strawser, Chairman of the Board



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                                             EXHIBIT A TO SUPPLEMENTAL AGREEMENT



                              SHAREHOLDER AGREEMENT

     The undersigned (the "Shareholder"), who is a shareholder of Towne Financial Corporation., an Ohio corporation ("Towne Financial"), has executed this Shareholder Agreement to be effective as of the date set forth next to such Shareholder's signature below.


                                    RECITALS

     A. The Shareholder owns or has the power to vote, either exclusive or shared, ____________ shares of the common stock, $1.00 par value, of Towne Financial (together with all shares of such stock which the Shareholder subsequently acquires or obtains the power to vote, the "Shares").

     B. Towne Financial has entered into (i) a certain Agreement and Plan of Merger with Oak Hill Financial, Inc., an Ohio corporation ("Oak Hill Financial"), dated March 11, 1999 (the "Merger Agreement"), and (ii) a certain Supplemental Agreement with Oak Hill Financial), also dated March 11, 1999 (the "Supplemental Agreement"), pursuant to which Towne Financial is to be merged into Oak Hill Financial (the "Merger").

     C. Under the terms of the Merger Agreement, Towne Financial has agreed to call a meeting of its shareholders for the purpose of voting upon the approval of the Merger (together with any adjournments thereof, the "Shareholders' Meeting").

     D. It is a condition to the obligations of Oak Hill Financial under the Merger Agreement and the Supplemental Agreement that certain shareholders of Towne Financial, including the Shareholder, shall have agreed to vote their shares of Towne Financial stock in favor of the Merger.


                                    AGREEMENT

     Accordingly, the parties hereto hereby agree as follows:

     1. AGREEMENT TO VOTE. The Shareholder agrees to vote the Shares as follows:

        (a) in favor of the adoption of the Merger Agreement and the Supplemental Agreement and the approval of the Merger at the Shareholders' Meeting;

        (b) against the approval of any proposal relating to a competing merger or business combination involving an acquisition of Towne Financial or the purchase of all or a substantial portion of the assets of Towne Financial by any person or entity other than Oak Hill Financial; and

        (c) against any other transaction which is inconsistent with the obligation of Towne Financial to consummate the Merger in accordance with the Merger Agreement and the Supplemental Agreement.

     2. LIMITATION ON VOTING POWER. It is expressly understood and acknowledged that nothing contained herein is intended to restrict the Shareholder from voting on any matter, or otherwise from acting, in the Shareholder's capacity as a director or officer of Towne Financial with respect to any matter, including but not limited to, the management or operation of Towne Financial.

     3. TERMINATION. This Agreement shall terminate on the earlier of (a) the first anniversary of this Agreement, (b) the date on which the Merger Agreement and Supplemental Agreement are terminated in accordance



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

with Section 11 of the Supplemental Agreement, (c) the date on which the Merger is consummated, or (d) the death of the Shareholder.

     4. REPRESENTATIONS, WARRANTIES, AND ADDITIONAL COVENANTS OF THE SHAREHOLDER. The Shareholder hereby represents and warrants to Oak Hill Financial that the Shareholder has the capacity and all necessary power and authority to vote the Shares and that this Agreement constitutes a legal, valid, and binding obligation of the Shareholder, enforceable in accordance with its terms, except as may be limited by bankruptcy, insolvency, or similar laws affecting enforcement of creditors rights generally. The Shareholder further agrees that, during the term of this Agreement, the Shareholder will not sell or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder's power to vote the Shares or which would be inconsistent with this Agreement.

     5. SPECIFIC PERFORMANCE. The undersigned hereby acknowledges that damages would be an inadequate remedy for any breach of the provisions of this Agreement and agrees that the obligations of the Shareholder hereunder shall be specifically enforceable and that Oak Hill Financial shall be entitled to injunctive or other equitable relief upon such a breach by the Shareholder. The Shareholder further agrees to waive any bond in connection with the obtaining of any such injunctive or equitable relief. This provision is without prejudice to any other rights that Oak Hill Financial may have against the Shareholder for any failure to perform his obligations under this Agreement.

     6. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio, without regard to its conflicts of laws principles.

     IN WITNESS WHEREOF, the undersigned has executed this Shareholder Agreement as of the day and year first above written.

                                  SHAREHOLDER:


Date:  _____________________________

                                         Signature


                                         Print Name



                                 ACKNOWLEDGMENT

STATE OF OHIO

COUNTY OF

     The foregoing instrument was acknowledged before me this ___ day of ____________, 1999, by _____________________________.



                                        ________________________________________
                                                     Notary Public


                                        My Commission expires:_________________.



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                                             EXHIBIT B TO SUPPLEMENTAL AGREEMENT



                        STOCK OPTION CONVERSION AGREEMENT

     This Agreement is entered into this ___ day of ___________, 1999, by and among ________________________ (the "Optionholder"), OAK HILL FINANCIAL, INC., an Ohio corporation ("Oak Hill Financial"), and TOWNE FINANCIAL CORPORATION., an Ohio corporation ("Towne Financial").


                                    RECITALS

     A. Oak Hill Financial is a registered bank holding company.

     B. Oak Hill Financial and Towne Financial have entered into a certain Agreement and Plan of Merger, dated March 11, 1999 (the "Merger Agreement"), and Oak Hill Financial and Towne Financial have entered into a certain Supplemental Agreement, also dated March 11, 1999 (the "Supplemental Agreement"), pursuant to which Towne Financial is to be merged into Oak Hill Financial (the "Merger"). Upon the consummation of the Merger, Oak Hill Financial will be the successor by merger to Towne Financial. (All capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement or the Supplemental Agreement.)

     C. The Optionholder is currently a director, officer, employee or former employee of Towne Financial or Blue Ash Building & Loan Association.

     D. The Optionholder is also currently the holder of a Towne Stock Option (the "Towne Option") to purchase certain shares of Towne Common, pursuant to the either the Towne 1992 Stock Option Plan or the Towne 1997 Stock Option Plan and a certain Stock Option Agreement executed by the Optionholder and Towne Financial pursuant to such plan (the "Towne Stock Option Agreement"). The total number of shares subject to the Towne Option as of the date of this Agreement, the exercise price for the shares which may be purchased under such option (the "Towne Exercise Price"), the dates on or after which such option is exercisable, and the number of shares as to which such option is exercisable after each particular exercise date are set forth on Exhibit A which is attached hereto and incorporated by reference herein.

     E. The Towne Stock Option Agreement provides that it shall be binding upon the successors of Towne Financial.

     F. Oak Hill Financial has previously established and adopted the Oak Hill 1995 Stock Option Plan, a copy of which is attached as Exhibit B hereto and incorporated by reference herein. The terms and conditions contained in the Oak Hill 1995 Stock Option Plan relating to (among other things) the exercise of options granted under that plan are different from those contained in either of the Towne Stock Option Plans.

     G. Pursuant to the terms of the Merger Agreement, upon the consummation of the Merger, all shares of Towne Common are to be converted into shares of Oak Hill Financial Common and all options granted under the Towne Stock Option Plans are to be converted into options to purchase Oak Hill Financial Common subject to the terms of the Oak Hill 1995 Stock Option Plan.


                                    AGREEMENT

     In consideration of the foregoing and of the mutual promises contained herein, the parties agree as follows:



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

     1. Upon the consummation of the Merger, and effective as of the Effective Time, the Towne Option shall be converted into a Oak Hill Stock Option subject to all of the terms and conditions of the Oak Hill 1995 Stock Option Plan (the "Oak Hill Option"), and all further rights of the Optionholder and obligations of Towne Financial under the Towne Stock Option Plan and the Towne Stock Option Agreement shall be extinguished.

        (a) The number of shares of Oak Hill Financial Common to be subject to the Oak Hill Option shall be equal to the number of shares of Towne Common subject to the Towne Option as of the Effective Time multiplied by the Conversion Ratio, rounded off to the nearest whole number of shares of Oak Hill Financial Common.

        (b) The exercise price to be payable upon an exercise of the Oak Hill Option shall be equal to the Towne Exercise Price divided by the Conversion Ratio.

        (c) The dates after which the Towne Financial Option shall be exercisable shall be the same as those provided under the Towne Option; and the number of shares of Oak Hill Financial Common as to which the Oak Hill Option shall be exercisable after each particular exercise date shall be in the same ratio to the total number of shares subject to the Oak Hill Option as the number of shares of Towne Common exercisable after the such exercise date is to the total number of shares of Towne Common subject to the Towne Option, rounded to the nearest whole number of shares of Oak Hill Financial Common.

        (d) The Oak Hill Option shall be evidenced by and subject to the terms of a Stock Option Agreement to be executed by the Optionholder pursuant to the terms of the Oak Hill 1995 Stock Option Plan at or after the Effective Time, which shall be effective as of the Effective Time.

        (e) The Optionholder acknowledges and agrees that, for the purposes of
Section 424 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder, he or she will not receive any "additional benefits" (as that term is defined in said Section 424 and the regulations promulgated thereunder) as a result of the conversion of the Towne Option into the Oak Hill Option hereunder, and hereby disclaims and agrees to return any such additional benefits that he or she may receive.

     2. Towne Financial shall notify Oak Hill Financial promptly if the Optionholder's employment with Towne Financial or Blue Ash Building & Loan Association is terminated at any time prior to the Effective Time, and shall furnish to Oak Hill Financial at the Effective Time a certificate, signed by an officer of Towne Financial, stating (if it is true) that the Optionholder is an employee of Towne Financial or Blue Ash Building & Loan Association as of that date and listing the number of shares of Towne Common subject to the Towne Option as of that date. Any notice given pursuant to this Section shall be given in accordance with the provisions of Section 13 of the Supplemental Agreement.

     3. This Agreement shall terminate automatically upon a termination of the Merger Agreement at any time prior to the consummation of the Merger, whereupon this Agreement shall become null and void and no party shall have any further rights or obligations hereunder.

     4. The rights of the Optionholder under this Agreement may not be transferred or assigned to any person other than the Optionholder, except by will or the laws of descent and distribution.

     5. This Agreement shall be construed and enforced in accordance with the laws of the State of Ohio without regard to its conflict of laws principles.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



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

THE OPTIONHOLDER:                      OAK HILL FINANCIAL, INC.

                                       By:

           Signature

                                       Name:

    Name (please type or print)        Title:



TOWNE FINANCIAL CORPORATION

By

Name

Title:

30